Exhibit 99.2

SPONGETECH(R) DELIVERY SYSTEMS ANNOUNCES RELEASE OF LETTER TO SHAREHOLDERS TO UPDATE INVESTORS ON COMPANY ACHIEVEMENTS AND STRATEGY

Sep. 22, 2009 (Business Wire) -- SpongeTech® Delivery Systems, Inc. (“SpongeTech”) “The Smarter Sponge™”, (OTCBB: SPNGE) announced today that the Company’s CEO and COO had written a letter to shareholders updating them regarding the company’s progress and growth plans. The letter is posted on the Company’s website and is reproduced below:

Dear Shareholder,

We want to address various questions many of you have asked over the past few weeks and to share with you our plans to grow the business and create shareholder value.

Since the beginning of fiscal 2009, we have transformed SpongeTech from an early-stage company with limited brand awareness and distribution reach to a company selling a broadened portfolio of products through multiple distribution channels supported by a host of very successful marketing campaigns and promotional activities. We are proud of the progress we’ve made and have many plans to continue to expand our business.

As you know, we have not yet filed our Form 10-K for our company’s fiscal year 2009, which ended May 31, 2009. The requirement that caused the delay – that our new independent auditor, Robison, Hill & Co., retained as a result of the resignation of our previous auditor, Drakeford & Drakeford, LLC, due to the revocation of Drakeford’s registration by the Public Accounting Oversight Board, must re-audit our financial statements for fiscal 2008 – is as frustrating to us as it is for you, our shareholders. While we realize it would be helpful to offer you an estimated filing date, our current independent auditors have asked us to give them the flexibility to do a thorough job, and we are working with them to complete the necessary steps as quickly as possible. We have retained Deloitte & Touche beginning with the fiscal year 2010 to serve as our accountants. We also decided to cancel our previously announced reverse stock split until after the Form 10-K for fiscal year 2009 has been filed. In the meantime, we will use this letter to bring you up to date on our many accomplishments during fiscal 2009, ended May 31, 2009,and our actions and plans to accelerate SpongeTech’s growth in fiscal 2010, ending May 31, 2010.

Acquisitions/Investments

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We acquired Dicon Technologies, LLC on July 9 for $4.5 million in cash plus approximately $0.5 million of working capital that we assumed upon closing the transaction to further vertically integrate SpongeTech’s research, development and manufacturing processes. Dicon Technologies specializes in research and development of products derived from hydrophilic urethane chemistry.

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We have agreed to invest approximately $4 million in GetFugu, a technology company focused on developing mobile search tools. Terms of the deal are being finalized and, subject to the successful completion of our due diligence, we expect to announce the completed transaction by the end of calendar 2009. Our investment resulted from GetFugu’s successful customization of its mobile-based web search and e-commerce technology for SpongeTech. We plan to use GetFugu’s ground-breaking, carrier-agnostic mobile phone-based technology to drive more traffic to our already-successful on-line store website, www.spongetech.com. We are currently on GetFugu’s beta site.

Expanded Product Offering

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We added a Child Care product line to our portfolio of reusable cleaning products for Car Care, Home Care, Medical Care and Pet Care usages. To date, we have developed 33 product SKUs using our technology in these market segments.

•	We launched SpongeBob SquarePants soap-filed bath sponges for kids in partnership with Nickelodeon and Viacom Consumer Products.

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As a result of the Dicon acquisition, we added 40 products for use in the cosmetics, footwear and medical markets, bringing our product portfolio to a consolidated total of 73 items. The new products include Dryz Intellitemp, a patented hydrophilic matrix that regulates temperature, provides antimicrobial protection and uses Super Absorbent Polymer (SAP) to manage moisture. This material is currently being used by several leading footwear and sports equipment manufacturers.

•	We have developed a Pink Panther-themed product under a licensing arrangement with MGM Consumer Products and expect to roll these products out by the end of calendar 2009.

Extended the Company’s Distribution Reach

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With the purchase of Dicon in July 2009, Spongetech increased our consolidated distributor/customers during the first quarter of fiscal 2010, which encompasses June 2009 through August 2009) by 55 accounts. This is a 27% increase in new accounts since the end of our fiscal year 2009.

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We have shipped products to CVS Caremark, Kroger, Petco, PetSmart, Ace Hardware, Walgreens and other supermarkets and convenience stores. During the first quarter of fiscal 2010, we received orders from customers, including BJ’s Wholesale Club, ShopRite and Cosco.

•	We signed a licensing agreement to partner with Nickelodeon & Viacom Consumer Products to create SpongeBob SquarePants soap-infused bath sponges in the U.S. and Canada.

•	We presented our products on QVC and Home Shopping Network and continue to explore possibilities with them.

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We signed agreements to license the SpongeTech name with two manufacturers of cleaning products: Green Bridge Industries for the sale of the SpongeTech® Stain Remover Pens; and Organic Products Solutions for home care, car care and industrial/commercial cleaning products.

•	We enhanced our e-commerce site to make it more convenient for people to purchase our products online.

Boosted Marketing and Promotional Activities

•	We expanded our sports sponsorship portfolio by entering into agreements with 26 Major League Baseball teams for the 2009 season and 8 National Football League teams for the 2009-2010 season.

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We were also a sponsor of the United States Tennis Association and its premier event, the 2009 US Open, and are working on return on investment strategies to complement our sports marketing initiatives.

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We are continuing our nationwide advertising campaign, which includes TV and radio spots, print ads, retail store flyers, professional sports sponsorships and ads, internet advertising, and charitable functions. During 2009, our marketing campaign was ranked in the top 10 list of advertisements by the Jordan Whitney Report and the Infomercial Monitoring Service, Inc. (IMS) Report.

Since the end of fiscal year 2009, we have seen increasing re-orders from existing customers, strong sell-through rates and growing enthusiasm for our products as we continue to penetrate new distribution channels and create greater awareness for our products. Whereas two years ago, SpongeTech was a company with less than $10 million in revenue, we expect to report approximately $50 million in revenue for fiscal 2009.

In fiscal 2010, we are continuing to expand our distribution reach and, aided by our acquisition of Dicon and its strong R&D capabilities, introduce new products. To further raise brand awareness of The Smarter Sponge™, we plan to significantly increase our marketing and advertising budget. A portion of this budget will be used to attend a greater number of trade shows, including the Specialty Equipment Market Association show for the first time, Licensing International Expo, Automotive Aftermarket Products Expo, Global Market Development Center’s General Merchandise Marketing Conference and other national and regional shows. We also plan to enhance the packaging of our products.

We will also continue to extend our distribution reach by adding new distributors, including SpongeTech Europe, which we formed in August 2009 to enhance our already-strong presence in that market. In addition, we plan to leverage Dicon’s established channels of distribution including food, drug and mass merchandise stores such as CVS, Walgreens, Kmart and Wal-Mart and also to sign new licensing arrangements. By the end of fiscal 2010, we expect to have secured product placement in over 100,000 retail doors nationwide. Finally, using our enhanced research and product development capabilities, we plan to move forward more aggressively to expand our product offering particularly in our Home Care, Pet Care and Car Care product lines. For example, as part of our license agreement with Nickelodeon & Viacom Consumer Products, we are putting the finishing touches on a product for the Nickelodeon character, Dora the Explorer.

In closing, our goal remains to establish SpongeTech as a first-class global consumer goods company known for its innovative products, creative marketing and promotional campaigns, and distribution strength. We appreciate your keen interest and support for our products and business and look forward to reporting our fiscal 2009 results as soon as possible.

Michael Metter, Chief Executive Officer
Steven Moskowitz, Chief Operating Officer

About SpongeTech® Delivery Systems, Inc.

SpongeTech® Delivery Systems, Inc. designs, produces, and markets unique lines of reusable cleaning products for Car Care, Child Care, Home Care and Pet Care usages. These sponge-like products utilize SpongeTech®'s proprietary, patent and patent-pending technologies and other technologies involving hydrophilic (liquid-absorbing) foam, polyurethane matrices or other ingredients. The Company's sponge-like products are pre-loaded with specially formulated ingredients such as soap, conditioner and/or wax that are released when the sponge is soaked and applied to a surface with minimal pressure. SpongeTech is currently exploring additional applications for its technology in the health, beauty, and medical markets. SpongeTech® Delivery Systems, Inc. intends to globally brand its products as The Smarter Sponge™.

Safe Harbor Statement

Under The Private Securities Litigation Reform Act of 1995: The statements in this press release that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur. Additional risks and uncertainties are set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2008 and the Company's Quarterly Report on Form 10-Q for the third fiscal quarter ended February 28, 2009. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

Contacts:

Lippert/Heilshorn & Associates
212-838-3777

Harriet Fried / Jody Burfening (Investors)
SpongeTech@lhai.com

Adam Handelsman (Media)
ahandelsman@lhai.com